Salary Reduction Acknowledgement

For the period from August 8, 2008 through February 12, 2010, I hereby elect to reduce my gross annual base salary from $350,000, as of August 8, 2008 through February 11, 2009, and from $367,000 as of February 12, 2009 (collectively the "Original Base Salary") to $16,640 ("New Base Salary") through and including the pay period ending February 12, 2010 (the "Reduction Period") in exchange for the issuance by Mandalay Media, Inc. of 504,218 shares of restricted common stock of Mandalay Media, Inc. pursuant to the terms as described in a Memorandum dated March 13, 2009 from the Company and pursuant to the terms and conditions of the form of Restricted Stock Agreement attached hereto as Exhibit A.

I acknowledge that by executing this acknowledgement I have waived permanently my right to receive my Original Base Salary and any increases to my Original Base Salary during the Reduction Period, and that I will have no right to recover any difference between my Original Base Salary and my New Base Salary during the Reduction Period. At the end of the Reduction Period, my Base Salary shall be increased to my Original Base Salary or if I have a written employment agreement, the amount set forth in that agreement required to be paid to me as base salary on the date that is the first day following the end of the Reduction Period. In the event I am terminated during the Reduction Period, not for Cause (as defined in the 2007 Employee, Director and Consultant Stock Plan, as amended), I understand that to the extent I have been provided severance under a written employment agreement, or otherwise receive severance under any Company severance policy, as of my termination the number of Granted Shares that shall be vested and free of the Lapsing Forfeiture Right set forth in Section 2.1 (a)(i) of the Restricted Stock Agreement dated as of the date hereof, shall be increased by such number of Granted Shares as is determined by dividing the number of days of my severance by 360 and multiplying such number by the Granted Shares (rounded down to the nearest whole share) and the remaining Granted Shares shall be forfeited to the Company. Alternatively, at my election, by providing written notice to the Company by no later than 4pmPT on the date of my termination, I may elect, instead of receiving additional shares, to receive my severance in cash calculated based upon my Original Base Salary or as provided under my written employment agreement pursuant to the terms and conditions set forth in my written employment agreement or the Company's severance policy, as applicable.

To the extent any offer letter or written employment agreement requires consent to decrease my compensation, my execution of this acknowledgement will constitute my written consent, and any references to my salary (or similar definition) in such letter or agreement shall hereafter refer to and mean my New Base Salary. In addition, to the extent that any offer letter or written employment agreement requires prior written notice of any salary or compensation change, this acknowledgement will constitute my written waiver of such requirement for the one year period. Finally, to the extent that any offer letter or written employment agreement provides for my ability to resign for "Good Reason" or some other similar term, this acknowledgement shall constitute a waiver of

such ability to the extent that this salary reduction would otherwise constitute "Good Reason".

Acknowledged and Agreed this March 16, 2009:

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Ian Aaron